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                                                                       Exhibit 1


                       DURABLE SPECIAL POWER OF ATTORNEY


     I, PAUL G. ALLEN, as principal, do hereby appoint WILLIAM D. SAVOY as my attorney-in-fact with full power and authority to do and perform all acts in my name, place and stead as fully as I might do and perform as principal in connection with my shareholdings of TICKETMASTER GROUP, INC, an Illinois corporation, including, without limitation, the full power and authority to (i) vote, pledge or sell such shares, (ii) in connection with any indebtedness of Starwave Corporation to me, to modify any of the terms of repayment of such indebtedness, (iii) negotiate and enter into or modify any shareholder agreement or other agreement, and (iv) execute any and all documents and other instruments reasonably necessary to effect the foregoing.

     This power of attorney shall not be affected by my disability, incapacity at law or uncertainty as to whether I am dead or alive. All acts done by my attorney-in-fact during any period of my disability or incapacity at law or uncertainty as to whether I am dead or alive shall have the same effect and inure to my benefit and bind me or my guardian, heirs, beneficiaries, devisees, legatees, personal representatives and successors as if I were alive, competent and not disabled.

     My attorney-in-fact shall have no power to act hereunder after August 1, 1997, but any act performed prior to that date shall be valid and continue to be effective regardless of this termination date.

     DATED at Bellevue, Washington, this 6 day of May, 1997.


                                        /s/ Paul G. Allen
                                        _______________________________
                                        Paul G. Allen
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STATE OF WASHINGTON )
                    ) ss.
COUNTY OF KING      )


     On this day personally appeared before me PAUL G. ALLEN, to me known to be the individual described in and who executed the within and foregoing instrument, and acknowledged that he executed the same as his free and voluntary act and deed for the uses and purposes therein mentioned.

     Given under my hand and official seal this 6 day of May, 1997.
                                                -


                                        /s/ Francoise E. Barrett
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                                            (Signature of Notary)


                                        FRANCOISE E. BARRETT, Notary Public
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                                        (Legibly Print or Stamp Name of Notary)
                                        Notary public in and for the state of
                                        Washington, residing at Snohomish
                                                                ---------------

                                        My appointment expires November 1, 2000
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